Exhibit 99.1

TXOK Acquisition, Inc.

Condensed consolidated balance sheet

(Unaudited, in thousands, except share data)	September 30, 2005
(As restated)
Assets
Current assets:
Cash and cash equivalents	$18,698
Accounts receivable	33,391
Accounts receivable—EXCO Holdings II, Inc.	650
Income tax receivable	770
Deferred income taxes	9,080
Materials and supplies	667
Other	150
Total current assets	63,406
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	59,053
Proved developed and undeveloped oil and natural gas properties	550,205
Accumulated depreciation, depletion and amortization	(623)
Oil and natural gas properties, net	608,635
Gas gathering, office and field equipment, net	19,468
Deferred income taxes	5,104
Goodwill	18,865
Deferred financing costs, net	16,648
Total assets	$732,126

Liabilities, redeemable preferred stock and stockholder’s equity
Current liabilities:
Accounts payable and accrued liabilities	$7,113
Accrued interest payable	497
Revenues and royalties payable	18,332
Notes payable—related parties	20,000
Embedded derivative	4,500
Oil and natural gas derivatives	24,754
Total current liabilities	75,196
Long-term debt	508,750
Asset retirement obligations and other long-term liabilities	5,912
Oil and natural gas derivatives	619
Commitments and contingencies	—
Total liabilities	590,477
Redeemable preferred stock, $.001 par value: Authorized shares—200,000; Issued and outstanding shares—150,000 at September 30, 2005	150,247
Stockholder’s equity:
Class A common stock, $.001 par value: Authorized shares—350,000; Issued and outstanding shares—none at September 30, 2005	—
Class B common stock, $.001 par value: Authorized shares—50,000; Issued and outstanding shares—1 at September 30, 2005	—
Additional paid-in capital	1
Accumulated deficit	(8,599)
Total stockholder’s equity	(8,598)
Total liabilities, redeemable preferred stock and stockholder’s equity	$732,126

See accompanying notes.

TXOK Acquisition, Inc.

Condensed consolidated statement of operations

(Unaudited, in thousands)	For the period from September 16, 2005 (date of inception) to September 30, 2005
(As restated)

Revenues and other income:
Oil and natural gas	$2,146
Commodity price risk management activities	(361)
Interest and other income	85
Total revenues and other income	1,870
Costs and expenses:
Oil and natural gas production	293
Depreciation, depletion and amortization	644
Accretion of discount on asset retirement obligations	5
Investment advisory fees	4,870
General and administrative	96
Interest	542
Total costs and expenses	6,450
Loss before income taxes	(4,580)
Income tax benefit	(728)
Net loss	(3,852)
Redeemable preferred stock dividends and accretion	(4,747)
Loss on common stock	$(8,599)

See accompanying notes.

TXOK Acquisition, Inc.

Condensed consolidated statement of cash flows

(Unaudited, in thousands)	For the period from September 16, 2005 (date of inception) to September 30, 2005
(As restated)

Operating activities:
Net loss	$(3,852)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	644
Accretion of discount on asset retirement obligations	5
Non-cash change in fair value of derivatives	(131)
Deferred income taxes	42
Amortization of deferred financing costs	45
Effect of changes in:
Accounts receivable	(2,749)
Other current assets	—
Accounts payable and other current liabilities	5,566
Net cash used in operating activities	(430)
Investing activities:
Acquisition of ONEOK Energy Resources Company	(643,085)
Net cash used in investing activities	(643,085)
Financing activities:
Proceeds from long-term debt	508,750
Proceeds from note payable	20,000
Proceeds from issuance of redeemable preferred stock and embedded derivative	150,000
Proceeds from issuance of common stock	1
Deferred financing costs	(16,538)
Net cash provided by financing activities	662,213
Net increase in cash and cash equivalents	18,698
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$18,698
Supplemental cash flow information:
Interest paid	$—
Income taxes paid	$—
Accretion of discount on redeemable preferred stock	$4,500

See accompanying notes.

TXOK Acquisition, Inc.

Condensed consolidated statement of stockholder’s equity

(Unaudited, in thousands, except	Class A Common Stock		Class B Common Stock		Additional paid-in	Accumulated	Total stockholder’s
share amounts)	Shares	$	Shares	$	capital	deficit	equity
(As restated)
Balance as of September 16, 2005	—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	1	—	1	—	1
Redeemable preferred stock dividend and accretion	—	—	—	—	—	(4,747)	(4,747)
Net loss	—	—	—	—	—	(3,852)	(3,852)

Balance as of September 30, 2005	—	$—	1	$—	$1	$(8,599)	$(8,598)

See accompanying notes.

TXOK Acquisition, Inc.

Notes to unaudited condensed consolidated financial statements

1.             Formation of TXOK Acquisition, Inc. and the ONEOK Energy acquisition

On September 16, 2005, TXOK Acquisition, Inc., a Delaware corporation (TXOK), was formed through a $1,000 cash contribution from EXCO Holdings II, Inc. (Holdings II) to acquire one share of our Class B common stock. TXOK was formed to acquire (i) all of the issued and outstanding common stock of ONEOK Energy Resources Company and (ii) all of the outstanding membership interests in ONEOK Energy Resources Holdings, L.L.C. (collectively, ONEOK Energy). TXOK had no significant operations prior to its acquisition of ONEOK Energy. ONEOK Energy was wholly-owned by ONEOK, Inc. (ONEOK), a Tulsa-based public utility company. Following the ONEOK Energy acquisition, our operations consist primarily of the acquisition and development of interests in producing oil and natural gas properties located in the continental United States. We also act as the operator of some of these properties and receive overhead reimbursement fees as a result.

The ONEOK Energy acquisition closed on September 27, 2005. The purchase price paid at closing, based upon adjustments as of that date, was $642.9 million. We have recorded $8.1 million as an account receivable at September 30, 2005 for additional contractual adjustments to be received from ONEOK. TXOK funded the ONEOK Energy acquisition with (1) $20.0 million in private debt financing, $15.0 million of which was provided by Mr. Boone Pickens, one of Holdings II directors; (ii) the issuance of $150.0 million of preferred stock to BP EXCO Holdings, LP, an entity controlled by Mr. Pickens; (iii) a credit facility, with an initial borrowing base of $325.0 million, of which approximately $308.8 million was drawn at the closing of the ONEOK Energy acquisition; and (iv) a second lien term loan of $200.0 million. (See “Note 4. Long-term debt” for additional information concerning the credit facility and the second lien term loan and Note 5, “Preferred stock and embedded derivative” for additional information concerning the preferred stock.) On October 7, 2005, we repaid the $20.0 million in private debt financing from the proceeds of an additional $20.0 million equity investment in shares of Class B common stock by Holdings II.

The total initial purchase price for the ONEOK Energy acquisition was $642.9 million ($634.8 million after certain contractual adjustments) representing the purchase of all outstanding equity interest and liabilities assumed. The ONEOK Energy acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accordingly, TXOK’s historical financial statements reflect the allocation of the purchase price to the underlying assets and liabilities based upon their estimated fair values. For tax purposes we received a step up in the tax basis to

$648.4 million for the oil and natural gas properties acquired. This purchase price has been allocated as follows (in thousands):

Purchase price calculations:
Payments for outstanding equity interests	$634,626
Transaction related costs	199
Total acquisition costs	$634,825

Allocation of purchase price:
Proved developed and undeveloped oil and natural gas properties	$550,205
Unproved oil and natural gas properties	59,053
Gas gathering assets, office and field equipment, net	19,489
Goodwill	18,865
Deferred income taxes	14,226
Other current assets	24,621
Accounts payable and accrued expenses	(20,222)
Asset retirement obligations	(5,907)
Oil and natural gas derivatives	(25,505)
Total allocation	$634,825

The following table reflecting the pro forma results of operations for the nine months ended September 30, 2005 has been derived from our unaudited consolidated statement of operations for the period from September 16, 2005 (date of inception) to September 30, 2005 and ONEOK Energy’s unaudited consolidated financial statement of operations for the period from January 1, 2005 to September 26, 2005. The pro forma results of operations give effect to the following events as if each occurred on January 1, 2005.

•                  Our acquisition of ONEOK Energy for a purchase price of approximately $634.8 million. The ONEOK Energy acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accordingly, TXOK’s historical financial statements reflect the allocation of the purchase price to the underlying assets and liabilities based upon their estimated fair values. For tax purposes we received a step up in the tax basis to $648.4 million for the oil and natural gas properties acquired.

•                  The issuance of $150.0 million in preferred stock.

•                  The proceeds of $308.8 million in borrowings under the credit facility.

•                  The proceeds of $200.0 million in borrowings under the second lien term loan.

•                  The proceeds of $20.0 million in private debt financing.

•                  The payment of $16.7 million in fees and expenses associated with the credit facility and the term loan.

•                  The payment of our related fees and expenses.

Nine months ended September 30, 2005
(Unaudited, in thousands)
Revenues and other income	$95,393
Net loss	$(7,802)

The pro forma information presented herein does not purport to be indicative of the financial position or results of operations that would have actually occurred had the events discussed above occurred on the dates indicated or which may occur in the future.

2.             Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated balance sheet as of September 30, 2005 and the results of operations and cash flows for the period from September 16, 2005 (date of inception) to September 30, 2005 are for TXOK and its wholly-owned subsidiaries.

All inter-company transactions have been eliminated. The results of operations for the interim period are not necessarily indicative of the results we expect for the full year.

Management estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. The most significant estimates pertain to proved oil and natural gas reserve volumes, the fair value of assets and liabilities used in purchase accounting, future development, dismantlement and abandonment costs, valuation of deferred tax assets, estimates relating to certain oil and natural gas revenues and expenses and the fair market value of derivatives and equity securities. Actual results may differ from management’s estimates.

Cash equivalents

We consider all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

Concentration of credit risk and accounts receivable

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, trade receivables and our derivative financial instruments. We place our cash with high credit quality financial institutions. We sell oil and natural gas to various customers. In addition, we participate with other parties in the drilling, completion and operation of oil and natural gas wells. The majority of our accounts receivable are due from either purchasers of oil or natural gas or participants in oil and natural gas wells for which we serve as the operator. Generally, operators of oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Oil and natural gas sales are generally unsecured. We place our derivative financial instruments with financial institutions and other firms that we believe have high credit ratings. For a discussion of the credit risks associated with our commodity price risk management activities, please see “Note 7. Oil and natural gas derivatives.”

Derivative financial instruments

We engage in commodity price risk management activities to protect against commodity price fluctuations and in connection with the incurrence of debt. Our objective in entering into these commodity price risk management transactions is to manage price fluctuations and achieve a more predictable cash flow for our development and acquisition activities. These derivatives are not held for trading purposes.

Currently, we do not designate derivative transactions as hedges for accounting purposes; accordingly, all derivatives are recorded at fair value in our consolidated balance sheet and changes in the fair value of derivative financial instruments are recognized currently in our consolidated statement of operations. We do designate derivative financial instruments as hedges for income tax purposes.

Oil and natural gas properties

The oil and natural gas properties acquired in the ONEOK Energy acquisition have been recorded at estimated fair value. Subsequently, all oil and natural gas properties will be recorded at cost using the full cost method of accounting. Under the full cost method, all costs associated with the acquisition, exploration or development of oil and natural gas properties are capitalized as part of the full cost pool. Capitalized costs are limited to the aggregate of the after-tax present value of future net revenues plus the lower of cost or fair market value of unproved properties. The full cost pool is comprised of lease and well equipment and exploration and development costs incurred, plus intangible acquired proved leaseholds.

Unproved oil and natural gas properties are excluded from the calculation of depreciation, depletion and amortization until it is determined whether or not Proved Reserves can be assigned to such properties. At September 30, 2005, the $59.1 million in unproved oil and natural gas properties resulted from the allocation of the estimated fair value of undeveloped acreage and possible and probable reserves. We assess our unproved oil and natural gas properties for impairment on a quarterly basis.

Depreciation, depletion and amortization of evaluated oil and natural gas properties is calculated using the unit-of-production method based on total proved reserves, as determined by us and as audited by an independent petroleum engineering firm.

Sales, dispositions and other oil and natural gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss unless the disposition would significantly alter the amortization rate.

At the end of each quarterly period, the unamortized cost of proved oil and natural gas properties, net of related deferred income taxes, is limited to the sum of the estimated future net revenues from proved properties using current period-end prices discounted at 10%, adjusted for related income tax effects (ceiling test).

The calculation of the ceiling test is based upon estimates of Proved Reserves. There are numerous uncertainties inherent in estimating quantities of Proved Reserves, in projecting the future rates of production and in the timing of development activities. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

Gas gathering, office and field equipment

Gas gathering, office and field equipment are capitalized at cost and depreciated on a straight line basis over their estimated useful lives. These useful lives range from 20 years for gas gathering systems and from 3 to 10 years for office and field equipment.

Goodwill

The ONEOK Energy acquisition purchase price allocation resulted in $18.9 million of goodwill (see “Note 1. Formation of TXOK Acquisition, Inc. and the ONEOK Energy acquisition”). None of the goodwill is deductible for income tax purposes. Furthermore, in accordance with SFAS No. 142, “Goodwill and Intangible Assets”, goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently as impairment indicators arise. Impairment tests, which involve the use of estimates related to the fair market value of the business operations with which goodwill is associated, will be performed at the end of our fourth quarter. Losses, if any, resulting from impairment tests will be reflected in operating income in the statement of operations.

Environmental costs

Environmental costs that relate to current operations are expensed as incurred. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that those costs will be incurred and can be reasonably estimated based upon evaluations of currently available facts related to each site.

Asset retirement obligations

The following is a reconciliation of our asset retirement obligations as of September 30, 2005 (in thousands of dollars):

For the period from September 16, 2005 (date of inception) to September 30, 2005
Asset retirement obligation at beginning of period	$—
Activity from September 16, 2005 to September 30, 2005:
ONEOK Energy acquisition	5,907
Accretion of discount	5
Asset retirement obligation as of September 30	$5,912

We have no assets that are legally restricted for purposes of settling asset retirement obligations.

Revenue recognition and gas imbalances

We use the sales method of accounting for oil and natural gas revenues. Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. Gas imbalances at September 30, 2005 were not significant. There was no liability recorded at September 30, 2005.

Capitalization of internal costs

We capitalize as part of our proved developed oil and natural gas properties a portion of salaries paid to employees who are directly involved in the acquisition and exploitation of oil and natural gas properties. During the period from September 16, 2005 (date of inception) to September 30, 2005, there were no internal costs capitalized.

Overhead reimbursement fees

We have classified fees from overhead charges billed to working interest owners, including ourselves, as a reduction of general and administrative expenses in the accompanying statements of operations. Our share of these charges, which are classified as oil and natural gas production costs, were not significant during the period from September 16, 2005 (date of inception) to September 30, 2005.

Income taxes

Income taxes are accounted for using the liability method under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at year-end. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Stock options

Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” was issued December 16, 2004 and is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board (APB) 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) will require all share-based payments to employees, including grants of employee stock options, to be recognized in our consolidated statements of operations based on their estimated values as the services are performed. The pro forma disclosure allowed by APB 25 is no longer an alternative.

On October 5, 2005, a total of 411,650 stock options to purchase shares of Holdings II common stock were granted to EXCO Resources, Inc. (Resources) employees who have been assigned to TXOK, of which 102,913 are currently exercisable. The exercise price for each option is $7.50 per share. The options expire on October 5, 2015. Pursuant to the option award, 25% are immediately vested with an additional 25% vesting occurring on each of the next three anniversaries of the date of the grant. We will adopt the provisions of SFAS No. 123(R) upon the granting of these stock options. We have not yet completed our evaluation of the impact that the adoption of SFAS No. 123(R) will have on our results of operations for the fourth quarter of 2005 or on subsequent periods.

3.             Basis of presentation

We have prepared the accompanying unaudited interim financial statements pursuant to the rules and regulations of the Securities and Exchange Commission.

4.             Long-term debt

Credit facility

The credit facility is a $500.0 million revolving credit facility, subject to a semi-annually determined borrowing base. The initial borrowing base is $325.0 million, of which approximately $308.8 million has been drawn in connection with the closing of the ONEOK Energy acquisition. The credit facility matures on September 27, 2009 and is secured by a first priority lien and security interest in our oil and natural gas properties as well as the capital stock of our subsidiaries. The credit facility is guaranteed by all of our existing and future direct or indirect material domestic subsidiaries. At our election, the credit facility bears interest at a fluctuating rate of interest which is a variable margin in excess of reference rates based on either the prime rate or the London InterBank Offered Rate (LIBOR). The margin increases with the borrowing base usage under the TXOK credit facility. At September 30, 2005, the interest rate on our borrowings under the credit facility was 6.625%, which was based upon a one-month LIBOR rate of 3.875% and an applicable margin of 2.750%.

The credit facility financial covenants include, among other covenants, the following:

•  maintain a ratio of our consolidated current assets to consolidated current liabilities (as defined in the credit agreement) of at least 1.0 to 1.0 at the end of any fiscal quarter.

•  not permit our consolidated funded debt to consolidated earnings before interest, taxes, depreciation, depletion, amortization and exploration expense (EBITDAX) (as defined in the credit agreement) to be greater than (i) 3.75 to 1.00 at December 31, 2005 and (ii) 3.50 to 1.00 at the end of each fiscal quarter thereafter.

•  not permit our ratio of consolidated EBITDAX to consolidated interest expense (as defined in the credit agreement) to be less than 2.5 to 1.0 at the end of any fiscal quarter.

Term loan

The term loan is a $200.0 million second lien term loan and the initial proceeds of $200.0 million were used to help fund the ONEOK Energy acquisition. The term loan matures on September 27, 2010 and is secured by a perfected second lien on all assets securing the credit facility. The term loan is guaranteed by all of our existing and future direct or indirect material domestic subsidiaries and is callable at 101% of the principal amount until September 27, 2006 and at par thereafter. The term loan bears interest at a rate of interest which is either 3.5% in excess of a fluctuating reference rate of interest based on the prime rate or 4.5% in excess of a fluctuating reference rate of interest based on LIBOR. At September 30, 2005, the interest rate on our borrowings under the term loan was 8.375%, which was based upon a one-month LIBOR rate of 3.875% and an applicable margin of 4.500%.

The term loan financial covenants include, among other covenants, the following:

•  not permit our consolidated funded debt to consolidated EBITDAX (as defined in the credit agreement) to be greater than (i) 4.25 to 1.00 at December 31, 2005 and (ii) 4.00 to 1.00 at the end of each fiscal quarter thereafter.

•  not permit our ratio of consolidated EBITDAX to consolidated interest expense (as defined in the credit agreement) to be less than 2.5 to 1.0 at the end of any fiscal quarter.

•   maintain a ratio of the PV10 of our Proved Reserves to consolidated funded debt of at least (i) 1.25 to 1.00 beginning March 1, 2006 and (ii) 1.50 to 1.00 beginning March 1, 2007. For these purposes, PV10 of Proved Reserves shall be calculated using NYMEX prices as quoted on the calculation date with adjustments for commodity price risk management contracts.

At September 30, 2005, the estimated fair value of our long-term debt under the credit facility and the estimated fair value of the long-term debt under the term loan was equal to the carrying values of $308.8 million and $200.0 million, respectively.

Dividend restrictions. We have not paid any cash dividends on our common or preferred stock. In addition, the provisions of our credit facility and term loan currently prohibit us from paying cash dividends on our common or preferred stock. Even if the provisions of our credit facility and term loan permitted us to pay cash dividends, we can make those payments only from our surplus (the excess of the fair value of our total assets over the sum of our liabilities plus our total paid-in share capital). In addition, we can pay cash dividends only if after paying those dividends we would be able to pay our liabilities as they become due. The provisions of our credit facility and term loan do allow for the declaration and payment of dividends on our common and preferred stock solely in additional shares of such stock. Further, the credit facility and term loan does provide for the redemption of the preferred stock on or within five days of the initial public offering discussed in “Note 5. Preferred stock and embedded derivative.”

5.             Redeemable preferred stock and embedded derivative — restated

General

We issued 150,000 shares of our preferred stock to BP EXCO Holdings LP, an entity controlled by Mr. Boone Pickens, a director of Holdings II. The preferred stock has an initial issue price of $1,000 per share and a 15% annual cumulative dividend. The preferred stock currently has full voting rights to vote on an as converted basis with our common stock on all matters submitted to a vote of our stockholders. Accordingly, the holder of the preferred stock currently holds a 90% voting control of us.

Redemption provision and embedded derivative

The preferred stock is to be redeemed upon the consummation of an initial public offering of the common stock of Resources, a wholly-owned subsidiary of Holdings II. The redemption price for the preferred stock will be (a) cash in the amount of $150.0 million plus accrued and unpaid dividends at a rate of 15% (the Redemption Value) and (b) that number of shares of common stock of Resources, cash or any combination thereof, at the election of the majority of our preferred stock holder or holders, necessary to produce an overall 23% annualized rate of return on the stated value of our preferred stock as of the date of redemption (the Make Whole Amount). For purposes of calculating the number of shares of Resources common stock payable under the Make Whole Amount, the common stock of Resources will be valued at the lesser of $12.00 or the offering price to the public at the time of the initial public offering. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the Make Whole Amount provision of the preferred stock is considered to be an embedded derivative. As this provision and preferred stock economic characteristics are not clearly and closely related, the fair value of the embedded derivative must be separated from the value of the preferred stock and recorded as an embedded derivative liability. The fair value of the derivative was measured using the weighted probability of future cash flows of this feature. The redemption feature is to be valued at each reporting period with changes in the fair value being marked to market through the income statement. Also, in accordance with EITF Issue D-98, we recognize changes in the redemption value of the preferred stock as they occur and adjust the carrying value of the preferred stock to equal the redemption value at the end of each reporting period. For the period from September 16, 2005 (date of inception) to September 30, 2005, we increased the redemption value of the preferred stock to its stated value of $150.0 million plus $247,000 for accrued but unpaid dividends on the preferred stock.

Our initial valuation of the embedded derivative prior to this restatement used a valuation assuming a range of possible initial public offering dates for Resources and a 23% total return on the derivative embedded in the preferred stock. It was subsequently determined that the return on the embedded derivative should be 8% which is the difference between the 23% total return and the 15% dividend rate.  In addition, the original valuation failed to consider a discount of the value of the 8% redemption option to reflect a present value.

This restatement recomputes the fair value of the embedded derivative by giving consideration only to the incremental 8% payment associated with the make whole amount, a range of possible initial public offering dates and a discount of the value of the make whole amount to reflect a present value. The result of this recomputation was a reduction in the estimated fair value of the embedded derivative from $14.4 million to $4.5 million. A corresponding increase in the value of the preferred stock from $135.6 million to $145.5 million and a corresponding $9.9 million reduction in current liabilities, total liabilities, accretion of discount, loss on common stock and accumulated deficit.

Conversion

If, within one year after the closing of the issuance of the preferred stock (by September 26, 2006), Resources has been unable to consummate an initial public offering with aggregate proceeds sufficient to redeem our preferred stock, the outstanding shares of our preferred stock shall automatically convert into 90% of our common stock on a fully diluted basis in the form of our Class A common stock.

Right of first refusal and co-sale agreement

Holdings II and the holder of our preferred stock entered into a Right of First Refusal and Co-Sale Agreement pursuant to which Holdings II gave the holder a right of first refusal, a co-sale right and, if the preferred stock is converted into Class A common stock, a drag along right on our Class B common stock held by Holdings II.

Preferred stock purchase agreement

In connection with the purchase of our preferred stock, we entered into a preferred stock purchase agreement with the purchaser of our preferred stock. This agreement contains standard representations and warranties and indemnification by us. We, along with Holdings II, agreed that if the proceeds of the proposed initial public offering of Resources are not sufficient to redeem all of our outstanding shares of preferred stock, then we and Holdings II will each use its best efforts to redeem all of our preferred stock with available cash and available borrowings under our credit facilities or under Holdings II’s credit facilities.

6.             Income taxes

The income tax provision attributable to our loss before income taxes consists of the following:

(In thousands)	For the period from September 16 (date of inception) to September 30, 2005
Current:
Federal	$(790)
State	20
Total current income tax benefit	(770)
Deferred:
Federal	39
State	3
Total deferred income tax expense	42
Total income tax benefit	$(728)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

(In thousands)	September 30, 2005
Deferred tax assets:
Tax basis of oil and natural gas properties in excess of book basis	$5,104
Book basis of oil and natural gas derivatives in excess of tax basis	9,080
Net deferred tax assets	$14,184

A reconciliation of our income tax benefit computed by applying the statutory federal income tax rate to our loss before income taxes for the period from September 16, 2005 (date of inception) to September 30, 2005 is presented in the following table:

(In thousands)	For the period from September 16 (date of inception) to September 30, 2005

United States federal income benefit at statutory rate of 35%	$(1,603)
Reduction resulting from the non-deductibility of a portion of the investment advisory fees for income tax purposes	852
Reduction resulting from state taxes net of federal benefit	23
Tax provision	$(728)

7.             Oil and natural gas derivatives

In connection with the incurrence of debt related to our acquisition activities, our management has adopted a policy of entering into oil and natural gas derivative financial instruments to protect against commodity price fluctuations and to achieve a more predictable cash flow. SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results from the hedged item on the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. For derivatives classified as cash flow hedges, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings.

We do not designate our derivative financial instruments as hedging instruments for financial accounting purposes and, as a result, we recognize the change in the derivative’s fair value currently in earnings.

The following table sets forth our oil and natural gas derivatives as of September 30, 2005. The fair values at September 30, 2005 are estimated from quotes from the counterparties and represent the amount that we would expect to receive or pay to terminate the contracts at September 30, 2005. We have the right to offset amounts we expect to receive or pay among our individual counterparties. As a result, we have offset amounts for financial statement presentation purposes.

(In thousands, except prices and differentials)	Volume Mmbtus/Bbls	Weighted average strike price per Mmbtu/Bbl	Weighted average differential to NYMEX	Fair value at September 30, 2005

Natural gas:
NYMEX swaps:
Remainder of 2005	180	$13.29		$(143)
2006	4,695	11.54		(1,827)
2007	8,160	9.75		(500)
2008	6,840	8.77		883
2009	5,880	7.95		1,002
2010	5,160	7.38		1,141
	30,915			556
HSC swaps:
Remainder of 2005	1,220	5.41		(8,336)
	1,220			(8,336)
PEPL swaps:
Remainder of 2005	610	6.10		(3,811)
	610			(3,811)
Basis protection swaps:
2006	5,475		$(0.32)	2,342
	5,475			2,342
Collars:
2006	5,475	6.15 - 10.00		(13,482)
	5,475			(13,482)
Total natural gas				(22,731)
Oil:
Swaps:
Remainder of 2005	55	$44.47		(1,198)
2006	97	66.02		(70)
2007	168	64.20		(95)
2008	144	62.25		(88)
2009	120	60.80		(97)
2010	108	59.85		(97)
	692			(1,645)
Collars:
2006	108	50.35 - 60.00		(997)
Total oil	108			(2,642)
Total oil and natural gas				$(25,373)

At September 30, 2005, the average forward NYMEX oil price per Bbl for the remainder of calendar 2005 and for calendar 2006 was $66.62 and $66.72, respectively and the average forward NYMEX natural gas prices per Mmbtu for the remainder of calendar 2005 and for 2006 were $14.07 and $11.46, respectively.

8.             Related party transactions

Resources hired approximately 57 people who were formerly employed by ONEOK, Inc. and historically worked on these assets. In accordance with the terms of a services agreement between Resources and TXOK, TXOK will reimburse Resources for all compensation expense of these employees. In addition, pursuant to terms of the service agreement, Resources will provide us with general management, treasury, finance, legal, audit, tax, information technology, and payroll and benefit administration services. We have agreed to reimburse Resources for all costs incurred on our behalf and to pay Resources $25,000 per month for these additional services. Our operations are currently being directed from ONEOK Energy’s former office in Tulsa.

Pursuant to a transition services agreement that we entered into with ONEOK, we are to receive certain services and office space from ONEOK for a period of 180 days from September 27, 2005 unless sooner terminated. These services generally consist of information technology, telecommunications, general office support, and transition services from former ONEOK Energy employees who did not accept employment with TXOK. Charges for these services are specified in the agreement. We are also to reimburse ONEOK for any costs it incurs on our behalf.

The private investors who funded a total of $20.0 million in loans to TXOK to fund the $19.4 million in deposits paid in connection with the ONEOK Energy acquisition also entered into contracts with us to render financial advisory services pursuant to which we paid them approximately $4.9 million on October 7, 2005. TXOK borrowed the $20.0 million under the terms of two promissory notes entered into in September 2005. Interest on the promissory notes was a fixed amount of $130,000. The maturity date of the promissory notes was the later of the fifth business day following the completion of the acquisition of EXCO Holdings Inc. by Holdings II or the ONEOK Energy acquisition. The principal and interest of the promissory notes were paid in full on October 7, 2005.

At September 30, 2005, we have a receivable from Holdings II in the amount of $650,000. This represents funds received by Holdings II on our behalf. These funds are to be paid to us by Holdings II during the fourth quarter of 2005.

9.             Commitments and contingencies

Pursuant to the transition services agreement discussed in “Note 8. Related party transactions”, we are obligated to pay monthly rent for office space to ONEOK of approximately $48,700 for a period of six months.

In the ordinary course of business, we are periodically a party to lawsuits. We do not believe that any resulting liability from existing legal proceedings, individually or in the aggregate, will have a materially adverse effect on our results of operations or financial condition. However, costs associated with future legal proceedings may be material to our operating results and liquidity.

10.          Environmental regulation

Various federal, state and local laws and regulations covering discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect our operations and the costs of our oil and natural gas exploitation, development and production operations. We do not anticipate that we will be required in the foreseeable future to expend amounts material in relation to the financial statements taken as a whole by reason of environmental laws and regulations. Because these laws and regulations are constantly being changed, we are unable to predict the conditions and other factors, over which we do not exercise control, that may give rise to environmental liabilities affecting us.

11.          Supplemental information relating to oil and natural gas producing activities

The estimated proved net recoverable reserves we show below have been prepared by our petroleum engineers and have been audited by an independent petroleum engineering firm. These reserves include only those quantities that we expect to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Estimated proved developed reserves represent only those reserves that we may recover through existing wells. Estimated proved undeveloped reserves include those reserves that we may recover from new wells on undrilled acreage or from existing wells on which we must make a relatively major expenditure for recompletion or secondary recovery operations.

Estimated quantities of proved reserves

	Natural gas (Bcf)	Oil (Mmbls)	Bcfe(1)
September 16, 2005	—	—	—
Purchase of reserves in place(1)	201.1	4.2	226.3
New discoveries and extensions	—	—	—
Revisions of previous estimates	—	—	—
Production—4 days	(0.2)	—	(0.2)
Sales of reserves in place	—	—	—
September 30, 2005	200.9	4.2	226.1

(1)           Represents the reserves acquired in the acquisition of ONEOK Energy on September 27, 2005.

Estimated quantities of proved developed reserves

	Natural gas (Bcf)	Oil (Mmbls)	Bcfe (1)
September 30, 2005	165.4	3.2	184.6

(1)           Bcfe-One billion cubic feet equivalent calculated by converting one Bbl of oil to six Mcf of natural gas.

Standardized measure of discounted future net cash flows

We have summarized the Standardized Measure related to our proved oil and natural gas reserves. We have based the following summary on a valuation of Proved Reserves using discounted cash flows based on period-end prices, costs and economic conditions and a 10% discount rate. You should not view the information presented below as an estimate of the fair value of our oil and natural gas properties, nor should you consider the information indicative of any trends.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of our oil and natural gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise.

As of September 30, 2005 (in millions):

Future cash inflows	$2,949
Future production and development costs	593
Future abandonment costs	16
Future income taxes	677
Future net cash flows	1,663
Discount of future net cash flows at 10% per annum	839
Standardized measure of discounted future net cash flows	$824

The reserves and cash flows in the above tables are based on September 30, 2005 NYMEX spot prices of $13.92 per Mmbtu for natural gas and $66.24 per Bbl for oil, in each case adjusted for historical differentials between NYMEX and local prices.

For the four day period from September 27, 2005 (date of the ONEOK Energy acquisition) to September 30, 2005, changes in standardized measure of discounted future net cash flows is due to oil and natural gas revenues of $2.1 million and our oil and natural gas production costs were $293,000. There were no oil and natural gas development costs incurred during that period.